EXECUTION COPY

EX-2.1

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

Among

BTHC VII, INC.

WBT ACQUISITION CORP.

And

WHITEHALL JEWELERS, INC.,

July 27, 2007

i

ii

10.	Closing		32

11.	Termination Prior to Closing		33

	Section 11.1	Termination of Agreement	33
	Section 11.2	Termination of Obligations	34

12.	Miscellaneous		34

	Section 12.1	Notices	34
	Section 12.2	Entire Agreement	35
	Section 12.3	Expenses	35
	Section 12.4	Jurisdiction and Venue	35
	Section 12.5	Time	35
	Section 12.6	Severability	35
	Section 12.7	Successors and Assigns	35
	Section 12.8	No Third Parties Benefited	35
	Section 12.9	Counterparts	35
	Section 12.10	Recitals, Schedules and Exhibits	36
	Section 12.11	Section Headings and Gender	36
	Section 12.12	Governing Law	36

LIST OF APPENDICES AND EXHIBITS

Appendix

A	Parent Stockholders		A-1

Exhibits

A	Certificate of Merger		A-1
B	Certificate of Incorporation of the of Surviving Company		B-1
C	By-Laws of Surviving Company		C-1
D	Securities Purchase Agreement		D-1
E	Directors of the Parent		E-1
F	Officers of Parent		F-1
G	Form of Opinion of Parent's Counsel		G-1
H	Resignations and Releases of Directors of Parent		H-1
I	Resignations and Releases of Officers of Parent		I-1

Index

Defined Terms Index			DT-1

iii

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 27, 2007, by and among BTHC VII, Inc., a Delaware corporation ("Parent"), WBT Acquisition Corp., a Delaware corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Parent and Whitehall Jewelers, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Acquisition Corp. to be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the "Certificate of Merger," and together with this Agreement, the "Merger Documents") attached as Exhibit A hereto; and the Board of Directors of Parent also has approved this Agreement and the Certificate of Merger (as defined below) to which it is a party;

WHEREAS, the requisite Stockholders (as such term is defined in Section 9 hereof) have approved by written consent pursuant to Section 228(a) of the DGCL this Agreement and the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger;

WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. The Merger.

     Section 1.1 Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with Section 251 of the DGCL. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware under the name "Whitehall Jewelers, Inc."

     Section 1.2 Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time."

      Section 1.3 Certificate of Incorporation, By-laws, Directors and Officers.

          (a) From and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation attached as Exhibit B hereto, until amended in accordance with the Certificate of Incorporation and applicable law.

          (b) From and after the Effective Time, the By-laws of the Surviving Corporation shall be as attached as Exhibit C hereto, until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

          (c) The directors and officers of the Company shall be the directors and officers of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

     Section 1.4 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the "Constituent Corporations"); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     Section 1.5 Manner and Basis of Converting Shares.

          (a) At the Effective Time:

               (i) each share of common stock, par value $0.01 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the Surviving

Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

               (ii) the shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), beneficially owned by the Stockholders listed in Schedule 1.5(a)(ii) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Section 1.5(a)(i) for each of the Stockholders, which shall be equal to 248.53801 shares of Parent Common Stock for each share of Company Common Stock;

               (iii) the right to acquire any shares of Company Common Stock under any options to purchase Company Common Stock (the "Options") listed on Schedule 1.5(a)(iii) shall, by virtue of the Merger and without any action on the part of the holders of such Options, the Company, the Surviving Corporation, or the Parent, be converted into the right to receive the number of shares of Parent Common Stock and shall be convertible at such price per share of Parent Common Stock specified in Schedule 1.5(a)(iii) for each of the holders of Options, including all obligations to issue such shares of Company Common Stock upon satisfaction of any and all conditions or agreements affecting such issuance by the holder thereof or the Company (including, without limitation, any vesting conditions or other restrictions and the obligation to register such shares under the Securities Act, if any) which conditions, restrictions, and obligations shall expressly be assumed by the Parent as its obligation and continued with respect to such holders and the Parent shall assume all of the obligations of the Company under the Options following the Effective Time; and

               (iv) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

          (b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

     Section 1.6 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed, Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates (or affidavit and indemnification) a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(i) hereof. Each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5(a)(ii) hereof for the holder thereof. The record holder of each such share of Company Common Stock shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote.

     Section 1.7 Parent Common Stock. Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(i) and which Parent Common Stock may be issued following the Effective Time pursuant to Section 1.5(a)(i) pursuant to the Options to be available for such purposes.

     Section 1.8 Operation of Surviving Corporation. The Company acknowledges that upon the effectiveness of the Merger, and the material compliance by the Parent and Acquisition Corp. of their duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

     Section 1.9 Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Surviving Corporation or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

Section 2.1 Organization, Standing, Subsidiaries, Etc.

          (a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof except where the failure to do so has not resulted in a Company Material Adverse Effect. Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

          (b) The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

     Section 2.2 Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect.

     Section 2.3 Capitalization of the Company. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, and the Company has no authority to issue any other capital stock. There are 100,000 shares of Company Common Stock issued and outstanding and such shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person. The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Company Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue-sky law. Other than options to purchase 9,847 shares of Company Common Stock, the Company has no outstanding options, warrants, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

     Section 2.4 Company Stockholders. Schedule 1.5(a)(ii) and Schedule 1.5(a)(iii) hereto contain a true and complete list of the names of the record owner of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company, together with the number of securities held or to which such person has rights to acquire.

     Section 2.5 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized, and directed to be submitted to the Stockholders for their approval, by the Board of Directors of the Company, and except for any approvals or actions required by the Stockholders or Parent, all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement have been validly and appropriately taken, except for the filing referred to in Section 1.1 and except for the failure to take any actions that do not result in a Company Material Adverse Effect.

     Section 2.6 Compliance with Laws and Instruments. Assuming receipt of approval by the Stockholders and receipt of the consents set forth on Schedule 2.6 hereof, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing and where the failure to receive such authorization or consent does not have a Company Material Adverse Effect, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other material contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected except for such violations, conflicts, breaches or defaults which do not have a Company Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company except for such Liens which do not have a Company Material Adverse Effect.

     Section 2.7 Binding Obligations. This Agreement, assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     Section 2.8 Broker's and Finder's Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of the Company to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby, except as disclosed in Schedule 2.8 hereto or provided in any document or agreement disclosed in any Schedule hereto. The Company indemnifies and holds Parent and Acquisition Corp. harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced the Company to Parent, or assisted them with the transactions contemplated by or described herein, provided, however, that such indemnification shall not apply in connection with or as a result of acts of Parent or introductions arranged directly or indirectly on the behalf of Parent.

     Section 2.9 Financial Statements. Parent has previously been provided with the Company's audited balance sheets as of January 31, 2007 and January 31, 2006, and the audited statements of operations, stockholders' equity and cash flows for the years ended January 31, 2007, 2006 and 2005 (the "Company Financial Statements"). Such financial statements have been or will be in accordance with the books and records of the Company. The Company Financial Statements (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis indicated in the notes thereto and consistent with year-end audits), (ii) are in accordance with the books and records of the Company, and (iii) present fairly in all material respects the shareholders equity, financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

     Section 2.10 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing other than any that, if not obtained, made or given, would not have a Company Material Adverse Effect.

     Section 2.11 Litigation. Except as disclosed in Schedule 2.11, any other Schedule hereto, or which if determined adversely to the Company would not result in a Company Material Adverse Effect, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any material order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority except for any defaults which do not result in a Company Material Adverse Effect.

     Section 2.12 Accredited Investor. Each stockholder, option holder and warrant holder of the Company ("Company Securityholder") is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Company Securityholder is able to bear the economic risk of acquiring Parent Common Stock or options to purchase Parent Common Stock (collectively, the "Parent Securities") pursuant to the terms of this Agreement, including a complete loss of such Company Securityholder's investment in Parent Securities. No Company Securityholder is acquiring the Parent Securities as a result of any advertisement, article, notice or other communication regarding the Parent Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or to Company's knowledge, any general solicitation or advertisement.

     Section 2.13 No Public Sale or Distribution. Each Company Securityholder is (i) acquiring the Parent Securities, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. No Company Securityholder has any agreement or understanding, directly or indirectly, with any Person to distribute any of the Parent Securities.

3. Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. represent and warrant on a joint and several basis to the Company as follows:

     Section 3.1 Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent's ownership of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Section 3 to the "Parent" shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

     Section 3.2 Corporate Authority. Each of Parent and Acquisition Corp. (as the case may be) has full corporate power and authority to enter into this Agreement and the other agreements to be made pursuant to this Agreement, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements to be made pursuant to this Agreement have been duly authorized by the Board of Directors of the Parent and Acquisition Corp. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement and the other agreements to be made pursuant to this Agreement by Parent or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

     Section 3.3 Broker's and Finder's Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby, except as disclosed in Schedule 3.3 hereto or provided in any document or agreement disclosed in any Schedule hereto. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Acquisition Corp. to the Company, or assisted them with the transactions contemplated by or described herein.

     Section 3.4 Capitalization of Parent. The authorized capital stock of Parent currently consists of (a) 40,000,000 shares of Parent Common Stock, of which 479,438 shares of Parent Common Stock are currently issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, without designation, of which none are currently issued and outstanding. Immediately following the Effective Time, and without taking into account the issuance of 14,619,883 shares of Parent Common Stock in the PIPE Financing (as defined below), the authorized capital stock of Parent shall consist of 40,000,000 shares of Parent Common Stock of which not more than 479,438 shares of Parent Common Stock will be issued and outstanding, before taking into consideration the issuance of 24,853,801 shares of Parent Common Stock pursuant to the Merger. Except for warrants to purchase 7,309,939 shares of Parent Common Stock to be issued pursuant to the PIPE Financing (as defined below) and except for Company options being assumed pursuant to this Agreement, Parent has no outstanding options, warrants, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp. As of the date of this Agreement, the holders of issued and outstanding Parent Common Stock set forth on Appendix A hereto (the "Parent Stockholders"), are all the holders of capital stock of the Parent, and there is no other person who holds or owns directly or indirectly, any Parent Common Stock, or other equity security of the Parent. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

     Section 3.5 Acquisition Corp. Acquisition Corp. is a wholly-owned Delaware subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

     Section 3.6 Validity of Shares. The 24,853,801 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(i) hereof, and the Options, as converted into the right to receive Parent Common Stock pursuant to Section 1.5(a)(ii) hereof, when issued, converted or delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and non-assessable and free from all Liens. The issuance of the Parent Common Stock and the conversion of Options upon the Merger pursuant to Section 1.5 will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

     Section 3.7 SEC Reporting and Compliance.

          (a) Parent filed a registration statement on July 10, 2006 under the Exchange Act which became effective on or about July 10, 2006. Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Parent has not filed and is not required to file with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

          (b) Parent has delivered or made available to the Company true and complete copies of the registration statements, annual reports, quarterly reports, current reports, notifications, statements of beneficial ownership and other reports (collectively, the "Parent SEC Documents") filed by the Parent with the Commission. As of their respective dates, and if so amended, supplemented or superseded, then on the date of such subsequent filing, the Parent SEC Documents were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations of the Commission thereunder, and the rules and regulations of the OTC Bulletin Board, as they may be applicable to the Parent SEC Documents. None of the Parent SEC Documents as of such respective dates (and if so amended, supplemented or superseded, then on the date of such subsequent filing), contained and (A) any subsequent filings made with the SEC after the date of this Agreement but prior to the Effective Time amending or superseding any Parent SEC Documents, and (B) any reports, schedules, forms, statements or other documents (including in each case, exhibits, amendments or supplements thereto and any other information incorporated by reference therein) filed with the

Commission after the date of this Agreement but prior to the Effective Time ("Subsequent Filings"), will not contain, any untrue statement of a material fact or omitted (or, with respect to any Subsequent Filings, will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (c) Parent has not filed, and except for any filings required in connection with the execution of the Merger Documents, nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

          (d) Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

          (e) The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol BTVI and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Stock.

          (f) Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board.

          (g) Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

          (h) The principal executive and financial officer of Parent has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and under the Exchange Act with respect to Parent SEC Documents, and Parent has delivered to Company a summary of any disclosure made by management to Parent's auditors referred to in such certifications. Parent has (A) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (B) disclosed, based on its most recent evaluation, to its auditors and its Board of Directors (1) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (C) identified for Parent's auditors any material weaknesses in internal controls. Parent has provided to Company true and correct copies of any of the foregoing disclosures to the auditors that have been made in writing through the date hereof, and will promptly provide to Company true and correct copies of any such disclosure that is made after the date hereof. Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Parent's financial statements. Parent's management, with the participation of Parent's principal executive and financial officer, has completed an assessment of the effectiveness of Parent's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for Parent's most recently completed fiscal year, and such assessment concluded that such internal controls were effective using the framework specified in Parent's annual report for the most recent fiscal year. No personal loan or other extension of credit by Parent or to any of its executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act). Since January 1, 2005, (A) neither Parent, nor, to Parent's knowledge, any director, officer, employee, auditor, accountant or representative of Parent has received any written complaint, allegation, assertion, or claim that Parent has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (B) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of U.S. federal or state securities Laws, a material breach of fiduciary duty or similar material violation by Parent, or any of its respective officers, directors, employees or agents to any officer of Parent, the Board of Directors of Parent or any member or committee thereof.

     Section 3.8 Financial Statements. The balance sheets, and statements of income, stockholders' equity and cash flows contained in the Parent SEC Documents (the "Parent Financial Statements") (i) complied at the time it was filed, and if amended, supplemented or superseded, then on the time of such subsequent filing, and the financial statements contained in any Subsequent Filings will comply, in all material respects, with the applicable accounting requirements and the published rules and regulations of the Commission with respect thereto in effect at the time of the filing, (ii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis indicated in the notes thereto and consistent with year-end audits), (iii) are in accordance with the books and records of the Parent, and (iv) present fairly in all material respects the stockholders equity, financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in Parent's Form 10 Registration Statement and Annual Report Form 10-KSB for the fiscal year ended December 31, 2006 were audited by S.H. Hatfield and Associates, Parent's independent certified public accountants. The financial information included in Parent's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2006 and March 31, 2007 are unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

     Section 3.9 Governmental Consents. Except for the filing of the certificate of completion in connection with the Closing (the "Certificate of Completion") with the United States Bankruptcy Court for the Northern District of Texas pursuant to Article XI of the First

Amended Joint Plan of Reorganization Filed by the Debtors and Official Committee of Unsecured Creditors in the Chapter 11 cases of Ballantrae Healthcare, LLC, et al. (Case No. 03-33152-HDH-11; Bank. N. D. Tex.), which shall be filed upon consummation of the Merger, all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority, any applicable governmental or non-governmental regulatory bodies, or pursuant to the rules and regulations of the OTC Bulletin Board, on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

     Section 3.10 Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of the Merger Documents and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with the Merger Documents, and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

     Section 3.11 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

     Section 3.12 Binding Obligations. The Merger Documents and the other agreements to be made pursuant to the Merger Documents to which each of Parent and Acquisition Corp. is a party, constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and assuming due authorization, execution and delivery by the other parties thereto, are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     Section 3.13 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or specifically and adequately reflected or reserved against in the balance sheet of Parent in the most recent SEC Report filed by Parent (the "Parent Balance Sheet") or the notes to the Parent Financial Statements, and (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the balance sheet which appears in the most recent SEC Report filed by Parent (the "Parent Balance Sheet Date"), in an amount not in excess, individually or in the aggregate, of $10,000.

     Section 3.14 Changes. Except as disclosed in the Parent SEC Documents publicly available prior to the date of this Agreement and since the Parent Balance Sheet Date, (a) Parent has carried on and operated its businesses in the ordinary course of business consistent with past practice, (b) there have not been any events, changes or occurrences that have had, or could reasonably be expected to have, a Parent Material Adverse Effect, including without limitation any transfer, distribution, lease, abandonment or other disposal of, or mortgaging, pledge or imposition of any Lien on, any Leased Real Property, or of any other properties or other assets of Parent that are material to Parent, except in the ordinary course of business and (c) Parent has not taken or authorized any action which, if taken or authorized after the date of this Agreement, would require the consent of the Company pursuant to Section 4.1.

     Section 3.15 Tax Returns and Audits. All required Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Parent's federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. No claim has ever been made by an authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. Since the Parent Balance Sheet Date, Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Parent has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Parent is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. The Parent has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statue of limitations has not yet expired. The Parent (i) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, "Tax Sharing Agreements"), or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

     Section 3.16 Employee Benefit Plans; ERISA.

          (a) There are no "employee benefit plans" (within the meaning of Section 3(3) of ERISA) nor any other stock purchase, stock option, severance, employment,

change in control, collective bargaining, bonus, incentive, deferred compensation, employee loan, or any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, (i) maintained or contributed to by the Parent or Acquisition Corp. or (ii) under which either Parent or Acquisition Corp. has had or has any present or future liability.

     Section 3.17 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business. Neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

     Section 3.18 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

     Section 3.19 Material Contracts. Schedule 3.19 sets forth a list of all of the Parent Material Contracts entered into prior to the date hereof and, prior to the date hereof, Parent has made available to Company true and complete copies of each such Parent Material Contract. As of the date of this Agreement, Parent is not a party to any Contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than Contracts that are filed as an exhibit to the Parent SEC Documents. All Parent Material Contracts are, and any Parent Material Contract entered into after the date hereof through the Effective Time will, when executed, be valid, binding and enforceable in accordance with their respective terms (assuming the other parties thereto are bound) and are, and any Parent Material Contract entered into after the date hereof will, when executed be, in full force and effect. Parent is not, nor to the knowledge of Parent or Acquisition Corp. is any other party thereto, in violation or breach of or in default under any such Parent Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations, breaches or defaults that do not have a Parent Material Adverse Effect. No material payment will be accelerated or be due by Parent as a result of any change-of-control provisions in any Parent Material Contracts as a result of the transactions contemplated by this Agreement.

     Section 3.20 Questionable Payments. Neither the Parent, Acquisition Corp. nor to their knowledge any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

     Section 3.21 Obligations to or by Stockholders. The Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

     Section 3.22 Assets. The Parent has no assets other than cash which will be used to repay outstanding liabilities prior to the Closing. No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby.

          (a) Intellectual Property. Parent neither licenses nor owns any Registered or material Intellectual Property.

     Section 3.23 Employees. Parent and Acquisition Corp. have complied in all material respects with all laws relating to the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. Other than pursuant to ordinary arrangements of employment compensation neither Parent nor Acquisition Corp. is under any obligation or liability to any officer, director, employee or Affiliate of Parent. There are no complaints, charges, or claims against Parent or Acquisition Corp. pending, or to the knowledge of the Parent, threatened in writing to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by Parent or Acquisition Corp.

     Section 3.24 Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

     Section 3.25 Insurance Coverage. Parent does not own or hold any insurance policies.

     Section 3.26 Licenses. Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Parent to engage in the business currently conducted by it, all of which are in full force and effect.

     Section 3.27 Real Property Leases. Neither Parent nor Acquisition Corp owns or holds any Leased Real Property.

     Section 3.28 Environmental Matters. Parent has materially complied with and is in compliance in all material respects with all Environmental Laws. Parent has not received any notice regarding any, and to its best knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of Parent. Parent has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To Parent's best knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (ii) neither Parent nor any other Person has used all or part of the Leased Real Property or any lands contiguous thereto in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (iv) there are no storage tanks on or under the Leased Real Property; (v) environmental conditions associated with the Leased Real Property are in compliance with all Environmental Laws; and (vi) the Parent has disclosed to the Company all information in the Parent's possession relating to the environmental condition of the Leased Real Property. Parent has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Parent for contribution to clean up such condition.

     Section 3.29 Real Property Holding Corporation. Parent is not nor within the past two years has Parent been a "United States Real Property Holding Corporation," as defined in Section 897(c)(2) of the Code and Section 1.897 -2(b) of the regulations thereunder.

     Section 3.30 Securities Purchase Agreement for PIPE Financing. All of the representations and warranties of Parent contained in the Securities Purchase Agreement to be entered into among Parent, the Company, and the purchasers identified therein (the "Purchasers"), in the form attached hereto as Exhibit D (as may be amended, the "Securities Purchase Agreement"), in connection with the purchase by the Purchasers of Parent Common Stock in a private placement offering (the "PIPE Financing"), or any other agreement, instrument or document entered into in connection with the PIPE Financing are incorporated by reference herein and are hereby deemed to be made by the Parent to the Company.

4. Conduct of Businesses Pending the Merger.

     Section 4.1 Conduct of Business by Parent and Acquisition Corp. Pending the Merger.

          (a) From the date of this Agreement to the Effective Time, Parent shall except as set forth on Schedule 4.1 hereto, conduct its business in the ordinary course consistent with past practices. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 4.1 hereof or otherwise expressly permitted by the Merger Documents, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any subsidiary to, take any corporate action including, without limitation, do any of the following without the prior written consent of Company:

                    (i) authorize, issue, sell, grant, pledge or otherwise dispose of or encumber (or propose to do any of the foregoing) any (A) of its capital stock, or any securities or rights convertible into its equity securities, or any warrants, calls, subscriptions, options or other rights to purchase or other similar agreements obligating it to issue any such capital stock or other convertible securities or (B) other securities in respect of, in lieu of, or in substitution for shares of capital stock of Parent or Acquisition Corp. outstanding on the date hereof;

                    (ii) (A) redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or any warrants, calls, subscriptions, options or other rights to acquire any capital stock or other equity interests, except pursuant to commitments in connection with the Merger Documents; (B) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash or property, including additional shares of capital stock or other equity) in respect of, any of its capital stock or other equity interests securities; or (C) split, combine, subdivide or reclassify any of its capital stock;

                    (iii) (A) incur any Indebtedness for borrowed money or assume or guarantee any such Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

                    (iv) enter into, renew, amend, modify, become subject to, or terminate any contract or agreement of Parent, or waive, release or assign any rights or claims thereunder (other than terminations of contracts or agreements as a result of the expiration of the term of such contracts or agreements);

                    (v) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except as required by Law or existing contract or agreement other than in the ordinary course of business consistent with past practice in an amount not to exceed $10,000 in the aggregate;

                    (vi) (A) commence litigation, investigation or arbitration proceedings or (B) compromise, settle, release, pay, discharge or compound any litigation, investigation, arbitration, proceeding or other claim or waive a right in relation to litigation, investigation or arbitration proceedings;

                    (vii) sell, lease, transfer, license, pledge or otherwise dispose of or mortgage or encumber or permit or suffer to exist any Lien on, any Leased Real Property or any of its other any of its properties or assets;

                    (viii) expressly cancel or waive any Indebtedness owed to or claims held by Parent;

                    (ix) commit to or make capital or research and development expenditures;

                    (x) make or agree to make any acquisition (including by merger or consolidation, purchase of substantial assets or equity interest, or by any other manner, in a single transaction or series of related transactions) of the capital stock or the assets of any other Person;

                    (xi) except as required to comply with applicable Law or as contemplated by this Agreement or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any Parent Employee Benefit Plans or any plan, agreement, program, policy, trust fund or other arrangement that would be a Parent Employee Benefit Plan if it were in existence as of the date of this Agreement, (B) increase the compensation or fringe benefits of any directors, officers or employees of Parent, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or any other equity-based compensation, (D) loan or advance any money or other property to any present or former director, officer or employee of Parent, (E) grant any equity or equity-based awards, (F) increase the funding obligation or contribution rate of any Parent Employee Benefit Plans subject to Title IV of ERISA, or (G) allow for the commencement of any new offering periods under any employee stock purchase plans;

                    (xii) make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting with respect to Taxes, or enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to Parent;

                    (xiii) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

                    (xiv) amend its organizational documents;

                    (xv) (A) adopt a plan or agreement of complete or partial liquidation or dissolution or approve resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Parent or (B) merge or consolidate with or into any other legal entity or dissolve or liquidate or otherwise reorganize except as contemplated in this Agreement;

                    (xvi) engage in any transactions with, or enter into any contracts or agreement with, any Affiliates of Parent;

                    (xvii) make any loans, advances or capital contributions to, or make any investments in, any Person;

                    (xviii) revalue any portion of its assets or properties or write down or write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves; or

                    (xix) authorize, agree or commit to take any of the foregoing actions.

5. Additional Agreements.

     Section 5.1 Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party's possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party's directors, officers, employees and representatives of such party's advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, further, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

     Section 5.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Documents, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Documents, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

     Section 5.3 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve such press release or public announcement prior to its release.

     Section 5.4 Appointment of Directors and Officers.

          (a) Immediately upon the Effective Time, Parent shall accept the resignation and release of the director of Parent as provided by Section 6.2(i)(6) hereof, and shall cause the persons listed as directors in Exhibit E hereto to be elected to the Board of Directors of Parent (the "Director Resignation and Appointments"), provided, however, that the effectiveness of the Director Resignation and Appointments shall not occur until ten days has passed after Parent files the information statement required by Rule 14f-1 promulgated under the Exchange Act (the "14f-1 Information Statement") in connection with the Director Resignation and Appointments (such period, the "Interim Director Period"), and provided, further that during the Interim Director Period, the Parent's Board of Directors shall not be permitted to take any action, except as instructed in writing by the persons listed as directors in Exhibit E. At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent's Board of Directors shall be accomplished in accordance with the Bylaws of Parent.

          (b) Immediately upon the Effective Time, Parent shall accept the resignation and release of the current officer of Parent as provided by Section 6.2(i)(7) hereof, and shall cause the persons listed as officers in Exhibit F hereto to be elected as officers of Parent.

     Section 5.5 Acceptance of the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan. As of the Effective Time, Parent shall assume the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan (the "Plan") and all awards granted thereunder and the compensation committee of the board of directors of Parent shall administer the Plan and all awards granted thereunder in accordance with their respective terms.

     Section 5.6 14f-1 Information Statement. By the Effective Time, or as soon as possible thereafter, Parent and the Company shall prepare the 14f-1 Information Statement, and Parent shall file the 14f-1 Information Statement with the Commission and mail the same to each of Parent's stockholders of record.

     Section 5.7 Changes to the Certificate of Incorporation Following the Effective Time. Following the Effective Time, Parent shall take all necessary steps to amend the Certificate of Incorporation of Parent, to, among other items, (i) increase the number of authorized shares of Parent Common Stock from 40,000,000 to 100,000,000; and (ii) change Parent's name to "Whitehall Jewelers Holdings, Inc.," and in such regard to prepare and file all necessary information statements on Schedule 14C, or proxy statements on Schedule 14A, with the Commission and the National Association of Securities Dealers.

     Section 5.8 Filing of the Certificate of Compliance. Immediately following the Effective Time, Parent shall file the Certificate of Completion with the United States Bankruptcy Court for the Northern District of Texas.

6. Conditions of Parties' Obligations.

     Section 6.1 Parent and Acquisition Corp. Obligations. The obligations of Parent and Acquisition Corp. under the Merger Documents are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent:

          (a) Stockholder Approval. The Company shall have obtained the approval of the Stockholders with respect to the execution, delivery and performance of the Merger Documents and the consummation of the transactions contemplated thereby.

          (b) No Errors, etc. The representations and warranties of the Company under this Agreement that (i) are not qualified as to materiality or Company Material Adverse Effect shall be deemed to have been made again on the Closing Date (except for representations and warranties made as of a specific date which shall be accurate as of such date) and shall be true and correct in all material respects as of the date such representations and warranties were made and as of the Closing Date, and (ii) are qualified as to materiality or Company Material Adverse Effect, taken together, excluding for purposes of this Section 6.1(b) any reference to any materiality, "Company Material Adverse Effect" or similar standard or qualifier shall be deemed to have been made again on the Closing Date (except for representations and warranties made as of a specific date which shall be accurate as of such date) and shall be true and correct in all respects without giving effect to such qualification as of the date such representations and warranties were made and as of the Closing Date, except for failures of such representations and warranties to be so true and correct as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; provided, however, that the Company's representations set forth in Section 2.1 through 2.13 shall be true in all respects.

          (c) Compliance with the Merger Documents. The Company shall have performed and complied in all material respects with all agreements and conditions required by the Merger Documents to which it is a party to be performed or complied with by it on or before the Closing Date.

          (d) Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.

          (e) No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated thereby.

          (f) Supporting Documents. Parent and Acquisition Corp. shall have received the following:

                    (1) Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto.

                    (2) A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in the Merger Documents to which the Company is a party and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

                    (3) A certificate, dated the Closing Date, executed by the Secretary of the Company certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

                    (4) Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in Delaware and Illinois.

                    (5) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Parent may reasonably request.

          (g) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.

          (h) PIPE Financing. The Securities Purchase Agreement and the Registration Rights Agreement (as defined in the Securities Purchase Agreement) shall have been executed by the parties thereto and subscriptions from the Purchasers (as defined in the Securities Purchase Agreement) representing gross proceeds of not less than $50,000,000 shall, except for such amounts conributed to the Company by PWJ Lending, LLC, have been funded, except in connection with a subscription of $2 million by one of the Purchasers irrevocably committed to fund, into an escrow account controlled by the Escrow Agent (as defined in the Securities Purchase Agreement), the release of which to Parent is governed by the terms of the Securities Purchase Agreement.

          (i) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

          (j) 14f-1 Information Statement. By the Effective Time, or as soon as possible thereafter, Parent shall have filed a 14f-1 Information Statement with the Commission, and Parent shall have mailed the 14f-1 Information Statement to each of the record stockholders of Parent, and Parent shall have otherwise complied with all of the provisions under Rule 14f-1 under the Exchange Act.

          (k) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Parent. The Company shall furnish to the Parent such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.1 as the Parent may reasonably request.

     Section 6.2 Company Obligations. The obligations of the Company under the Merger Documents are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company:

          (a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

          (b) PIPE Financing. The Securities Purchase Agreement and the Registration Rights Agreement (as defined in the Securities Purchase Agreement) shall have been executed by the parties thereto and subscriptions from the Purchasers (as defined in the Securities Purchase Agreement) representing gross proceeds of not less than $50,000,000 shall, except for such amounts contributed to the Company by PWJ Lending, LLC, have been funded, except in connection with a subscription of $2 million by one of the Purchasers irrevocably committed to fund, into an escrow account controlled by the Escrow Agent (as defined in the Securities Purchase Agreement), the release of which to Parent is governed by the terms of the Securities Purchase Agreement.

          (c) No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement that (i) are not qualified as to materiality or Parent Material Adverse Effect shall be deemed to have been made again on the Closing Date (except for representations and warranties made as of a specific date which shall be accurate as of such date) and shall be true and correct in all material respects as of the date such representations and warranties were made and as of the Closing Date, and (ii) are qualified as to materiality or Parent Material Adverse Effect shall be deemed to have been made again on the Closing Date (except for representations and warranties made as of a specific date which shall be accurate as of such date) and shall be true and correct in all respects as of the date such representations and warranties were made and as of the Closing Date without giving effect to such qualification; except for failures of such representations and warranties to be so true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect; provided, however, that the Parent's representations set forth in Section 3.1, 3.2, 3.4, 3.5, and 3.10 shall be true in all respects.

          (d) Compliance with the Merger Documents. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by the Merger Documents to which any is a party to be performed or complied with by them on or before the Closing Date.

          (e) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Parent Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default or Parent Default, and since the Parent Balance Sheet Date, there shall have been no Parent Material Adverse Effect.

          (f) Consents. All third party consents listed on Schedule 2.6 shall have been obtained.

          (g) Certificate of Officers. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (c), (d) and (e) of this Section 6.2.

          (h) Opinion of Parent's Counsel. The Company shall have received from Wick Phillips, LLP, counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in Exhibit G hereto.

          (i) Supporting Documents. The Company shall have received the following:

                    (1) Copies of resolutions of Parent's and Acquisition Corp.'s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by them pursuant hereto.

                    (2) A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

                    (3) A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger and any Form D filings, if any: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

                    (4) A certificate of Securities Transfer Corporation, Parent's transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued to the Company's stockholders pursuant to the Merger, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

                    (5) A letter from Securities Transfer Corporation, Parent's transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date, giving effect to the transactions contemplated hereby, excluding the PIPE Financing is 25,333,239 shares of Parent Common Stock.

                    (6) The executed resignation and release of the director of Parent, with the director's resignation to take effect following the lapsing of the Interim Director Period, in the form attached hereto as Exhibit H .

                    (7) The executed resignation and release of the officer of Parent, with the officer's resignation to take effect at the Effective Time, in the form attached hereto as Exhibit I .

                    (8) Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are in good standing in Delaware.

                    (9) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

          (j) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.

The Company may waive compliance with any of the conditions precedent specified in this Section 6.2.

7. Survival of Representations and Warranties, Covenants and Agreements.

All representations, warranties, covenants and agreements of the Company, Parent and Acquisition Corp. contained in this Agreement (including the Schedules to the Agreement which are incorporated by reference) or in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of twenty four months from the Closing Date provided, however, that the representations and warranties of Parent and Acquisition Corp. contained in (i) Section 3.15 (Tax Returns and Audits) and Section 3.28 (Environmental Matters) shall survive until 60 days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties of the Company in Section 2.1 (Organization, Standing, Subsidiaries, Etc.), Section 2.2 (Capitalization of the Company), Section 2.6 (Compliance with Laws and Instruments), Section 2.8 (Broker's and Finder's Fees), and the representations and warranties of the Parent and Acquisition Corp. in, Section 3.1 (Organization and Standing), Section 3.2 (Corporate Authority), Section 3.3 (Broker's and Finder's Fees), Section 3.4 (Capitalization of Parent), Section 3.5 (Acquisition Corp.), Section 3.6 (Validity of Shares) and Section 3.10 (Compliance with Laws and Other Instruments), shall survive indefinitely.

8. Amendment of Agreement.

This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

9. Definitions.

Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

"14f-1 Information Statement" shall have the meaning set forth in Section 5.4(a) hereof.

"Acquisition Corp." shall mean WBT Acquisition Corp., a Delaware corporation.

"Action" shall have the meaning set forth in Section 12.4 hereof.

"Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

"Agreement" shall mean this Agreement.

"business day" means any day, other than a Saturday, Sunday, or any other date in which banks located in any of New York, New York, are closed for business as a result of federal, state or local holiday.

"Certificate of Completion" shall have the meaning set forth in Section 3.9 hereof.

"Certificate of Merger" shall have the meaning set forth in the preamble.

"Closing" and "Closing Date" shall have the meanings assigned to such terms in Section 10 hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commission" or "SEC" shall mean the U.S. Securities and Exchange Commission.

"Company" shall mean Whitehall Jewelers, Inc., a Delaware corporation.

"Company Common Stock" shall mean the Common Stock of the Company.

"Company Financial Statements" shall have the meaning set forth in Section 2.9 hereof.

"Company Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development which, individually or aggregated with other changes, effects, events, occurrences, state of facts or developments, has or could reasonably be expected to individually or in the aggregate materially impair the ability of Company to perform its material obligations under the Merger Documents or to consummate the Merger, provided, however, that in no event will any of the following be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (i) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (ii) a natural disaster or any other natural occurrence beyond the control of the Company, (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company, (iv) the announcement or pendency of the transactions contemplated hereby, (v) any change in accounting requirements or principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any action required by the Merger Documents or (vii) any action of the Company between the date hereof and the Closing which requires the consent of Parent pursuant to the terms of the other Merger Documents if Parent does not consent to the taking of said action.

"Company Securityholder" shall have the meaning set forth in Section 2.12 hereof.

"Constituent Corporations" shall have the meaning set forth in Section 1.4 hereof.

"Contracts" means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person's outstanding shares of stock or any of its assets is bound.

"Default" shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of the Merger Documents, if such default or failure in performance shall remain un-remedied for five (5) days.

"DGCL" shall mean the General Corporation Law of the State of Delaware.

"Director Resignation and Appointments" shall have the meaning assigned to it in Section 5.4(a) hereof.

"Effective Time" shall have the meaning assigned to it in Section 1.2 hereof.

"Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

"Equity Security" shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

"ERISA" shall mean the Employee Retirement Income Securities Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time.

"Hazardous Material" shall mean any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

"Indebtedness" shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on its balance sheet for the year ended January 31, 2007 as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

"Indebtedness for Borrowed Money" shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

"Intellectual Property" shall mean all (i) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) foreign and domestic inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) foreign and domestic published and unpublished works of authorship, whether copyrightable or not (including, but not limited to, computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

"Interim Director Period" shall have the meaning assigned to it in Section 5.4(a) hereof.

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

"knowledge" and "know" shall mean, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.

"Leased Real Property" shall mean all real property leased by the Parent and listed on Schedule 3.27.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

"Merger" shall have the meaning assigned to it in the preamble.

"Merger Documents" shall have the meaning set forth in the preamble.

"Options" shall have the meaning assigned to it in Section 1.5(a)(ii) hereof.

"Parent" shall mean BTHC VII, Inc., a Delaware corporation.

"Parent Balance Sheet" shall have the meaning assigned to it in Section 3.13 hereof.

"Parent Balance Sheet Date" shall have the meaning assigned to it in Section 3.13 hereof.

"Parent Common Stock" shall mean the common stock, par value $0.001 per share, of Parent.

"Parent Default" shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Parent or Acquisition Corp. to be observed or performed under the terms of the Merger Documents to which it is a party, if such default or failure in performance shall remain un-remedied for five (5) days.

"Parent Financial Statements" shall have the meaning assigned to it in Section 3.8 hereof.

"Parent Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development which, individually or aggregated with other changes, effects, events, occurrences, state of facts or developments, has or could reasonably be expected to individually or in the aggregate (a) have a material adverse effect on the business or condition (financial or otherwise), operations, properties, assets, liabilities (contingent or otherwise) or results of operations of Parent or its Subsidiaries or (b) impair the ability of Parent to perform its obligations under the Merger Documents, or to consummate the Merger or any other transaction contemplated by the Merger Documents, provided, however, that in no event will any of the following be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Parent Material Adverse Effect: (i) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (ii) a natural disaster or any other natural occurrence beyond the control of the Parent, (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company, (iv) the announcement or pendency of the transactions contemplated hereby, (v) any change in accounting requirements or principles imposed upon the Parent or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any action required by the Merger Documents or (vii) any action of the Parent between the date hereof and the Closing which requires the consent of Company pursuant to the terms of the other Merger Documents if Company does not consent to the taking of said action.

"Parent Material Contracts" means all material Contracts to which Parent or any of its Subsidiaries is a party, including, without limitation, any (a) Contract with any labor union, (b) Contract for the purchase of fixed assets or for the purchase of materials, machinery, supplies or equipment in excess of normal operating requirements, (c) Contract for the employment of any current or former officer, director, individual employee or other Person on a full-time basis or any Contract with any Person for consulting services, (d) Parent Employee Benefit Plans, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or Contract under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or

Contract under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) Contract granting any preemptive right, right of first refusal, first offer or first negotiation or similar right to any Person, (j) Contract or arrangement with any Affiliate or any "associate" (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) Contract obligating Parent to pay any royalty, license or similar charge for the use or exploitation of any tangible or intangible property, including intellectual property, (1) covenant not to compete, not to solicit, or other restriction, whether geographic, operational or otherwise, on its ability to conduct a business, to submit bids or proposals for Contracts or engage in any other activity, (m) distributor, dealer, manufacturer's representative, sales agency, franchise or advertising contract or commitment, (n) Contract to register securities under the Securities Act, (o) collective bargaining agreement, (p) Contract or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000, (q) Contract required to be disclosed pursuant to Items 401 or 601 of Regulation S-K of the Commission as an exhibit to Parent's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 or any Parent SEC Document filed thereafter, in each case under the rules and regulations of the Commission, (r) Contract that contains minimum annual purchase obligations or that contains penalties or repricing provisions (e.g., "retroactive discounts") if certain minimum quantities are not purchased, (s) Contract containing "change of control" provisions triggered by the consummation of the transactions contemplated by the Merger Documents, (t) Contract containing indemnification obligations by or for the benefit of Parent or any of its Subsidiaries, outside the ordinary course of business consistent with past practice, (u) Contract containing indemnification obligations by Parent's or Parent's subsidiaries for the benefit of third-parties, or (v) Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $5,000.

"Parent SEC Documents" shall have the meaning assigned to it in Section 3.7 hereof.

"Parent Securities" shall have the meaning assigned to it in Section 2.12 hereof.

"Parent Stockholders" shall have the meaning assigned to it in Section 3.4 hereof.

"Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmens' and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

"Person" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

"PIPE Financing" shall have the meaning assigned to it in Section 3.30 hereof.

"Plan" shall have the meaning assigned to it in Section 5.5 hereof.

"Purchasers" shall have the meaning assigned to it in Section 3.30 hereof.

"Registered" shall mean issued, registered, renewed or the subject of a pending application.

"Sarbanes-Oxley Act" shall have the meaning assigned to it in Section 3.7(b).

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Securities Purchase Agreement" shall have the meaning assigned to it in Section 3.30 hereof.

"Stockholders" shall mean all of the stockholders of the Company.

"Subsequent Filings" shall have the meaning set forth in Section 3.7(b).

"Surviving Corporation" shall have the meaning assigned to it in Section 1.1 hereof.

"Tax" or "Taxes" shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502 -6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

"Tax Return" shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

"Tax Sharing Agreements" shall have the meaning set forth in Section 3.15 hereof.

10. Closing.

The closing of the Merger (the "Closing") shall occur, provided that the conditions set forth in Section 6 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), concurrently with the Effective Time (the "Closing Date") on July 27, 2007. The Closing shall occur at the offices of Schulte Roth & Zabel LLP referred to in Section 12.1 hereof. At Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(i) hereof to them pursuant to Section 1.6 hereof. Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Company Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers' certificate and opinion referred to in Section 6.2 hereof. All of the other documents and certificates and agreements referenced in Section 6 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

11. Termination Prior to Closing.

     Section 11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of the Company, Acquisition Corp. and Parent;

          (b) By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

          (c) By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

          (d) By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated pursuant to the Merger Documents, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

          (e) By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to July 27, 2007, for any reason other than delay or nonperformance of the party seeking such termination.

     Section 11.2 Termination of Obligations. Termination of this Agreement pursuant to this Section 11 shall terminate all obligations of the parties hereunder, except for the obligations under Section 5.1, 12.2 and 12.12; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 11.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto as a result of such default or breach.

12. Miscellaneous.

     Section 12.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent
or Acquisition Corp.:	BTHC VII, Inc.
12890 Hilltop Road
Argyle, Texas 76226
Attention: Timothy P. Halter, President
Telephone: (972) 233-0300
Fax:

If to the Company:
Whitehall Jewelers, Inc.
125 South Wacker Drive
Suite 2600
Chicago, IL 60606
Attention: Robert Nachwalter
Senior Vice President and General Counsel
Telephone: 312-762-0594
Fax: 312-469-5683

With a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Eleazer Klein
Telephone: 212.756.2376
Fax: 212.593.5955

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

     Section 12.2 Entire Agreement. The Merger Documents and the Securities Purchase Agreement, including the schedules and exhibits attached thereto, and other documents referred to therein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. The Merger Documents supersede all prior agreements and undertakings between the parties with respect to such subject matter.

     Section 12.3 Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement;

     Section 12.4 Jurisdiction and Venue. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York, New York for the purpose of any litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint, or investigation (an "Action") arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and shall not assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that the Merger Documents may not be enforced in or by any of the above-named courts.

     Section 12.5 Time. Time is of the essence in the performance of the parties' respective obligations herein contained.

     Section 12.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 12.7 Successors and Assigns. This Agreement may not be transferred or assigned by the Parent, Acquisition Corp. or the Company except that the Company may assign, without the prior written consent of any other parties hereto, (i) any of its respective rights, benefits or obligations hereunder to an Affiliate, and (ii) any rights under this Agreement to the Company's financing institutions and subsequent purchasers of the Company, or of substantially all of its assets, provided that in the case of clause (i) above, no such assignment shall relieve the Company of its obligations under this Agreement.

     Section 12.8 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and thereto, their successors, assigns and heirs, and no other Person shall have any right or action under such agreements.

     Section 12.9 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

     Section 12.10 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

     Section 12.11 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

     Section 12.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws that would apply the laws of any other jurisdiction.

* * *

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

BTHC VII, INC.

By:	/s/ Timothy P. Halter
Name: Timothy P. Halter
Title: President

ACQUISITION CORP.:

WBT ACQUISITION CORP.

By:	/s/ Timothy P. Halter
Name: Timothy P. Halter
Title: President

COMPANY:

WHITEHALL JEWELERS, INC.

By:	/s/ Edward A. Dayoob
Name: Edward A. Dayoob
Title:

Signature Page to
Merger Agreement